Exhibit 99.1
InterDigital Announces Fourth Quarter and Full Year 2011 Financial Results
KING OF PRUSSIA, Pa.--(BUSINESS WIRE)-- InterDigital, Inc. (NASDAQ: IDCC) today announced results for the fourth quarter and full year ended December 31, 2011.

Highlights for fourth quarter 2011:

•	Revenue of $77.0 million

•	Net income of $22.8 million, or $0.49 per diluted share

Highlights for full year 2011:

•	Revenue of $301.7 million

•	Net income of $89.5 million, or $1.94 per diluted share

•	Ending cash and short-term investments totaling $678.0 million

“2011 was another solid year for InterDigital,” commented William J. Merritt, InterDigital's President and Chief Executive Officer.  “We delivered strong profits, continued to drive our innovations into the worldwide standards, expanded our presence with a new R&D center in a key West Coast market, and grew our strategic cash balances through a highly successful convertible debt offering.  We enter 2012 well-positioned to create value from the expanding wireless ecosystem.”

“To do so, we are focused on delivering a solid set of new patent license agreements and generating positive cash flow and profit for the year,” continued Merritt. “As part of our expanded business plan, we also intend to generate cash flow from the sale of non-core patent assets, leveraging the opportunities identified in the strategic alternatives review process.  We also plan to explore opportunities to leverage some of those non-core assets into strategic partnerships that can create new revenue streams and broaden our footprint in the industry.  And, as always, we will continue to create the innovations that will drive the next generation of wireless technologies.”

Fourth Quarter 2011 Summary
Revenue in fourth quarter 2011 totaled $77.0 million, a 19 percent decrease from $95.3 million in fourth quarter 2010. On January 23, 2012, the company had announced that it expected fourth quarter 2011 revenue to total $74.2 million.  The $2.8 million increase in revenue from the company's previous announcement was due to the recognition of past sales revenue related to a fourth quarter 2011 royalty receipt. Patent licensing royalties of $74.6 million in fourth quarter 2011 declined $10.6 million, or 12 percent, from $85.2 million in fourth quarter 2010. The fixed fee portion of the royalty revenue totaled $33.6 million, a decline of $16.0 million, or 32 percent, over the $49.6 million in fourth quarter 2010. The decrease was primarily due to the absence of $14.4 million in royalties from LG Electronics, Inc. (“LG”). Per-unit royalties were $37.9 million in fourth quarter 2011, an increase from $35.7 million in fourth quarter 2010, due to growth of licensees with concentrations in the smartphone market. Past sales of $3.0 million in fourth quarter 2011 related to an additional royalty paid in fourth quarter 2011. Additionally, technology solutions revenue decreased to $2.4 million in fourth quarter 2011 from $10.0 million in fourth quarter 2010, primarily due to the absence of revenue from agreements that were completed in 2010. The company continues to defer revenue recognition of disputed royalties pending the outcome of an ongoing arbitration proceeding related to one of the company's technology solutions agreements. As of December 31, 2011, the company has deferred $29.7 million of revenue in connection with this arbitration. Licensees that accounted for ten percent or more of fourth quarter 2011 total revenue were Samsung Electronics Co., Ltd. (“Samsung”) (33 percent), Research in Motion Limited (“RIM”) (13 percent) and HTC Corporation (“HTC”) (13 percent).
The company's fourth quarter 2011 net income was $22.8 million, or $0.49 per diluted share, a decrease of 34 percent from $34.3 million, or $0.76 per diluted share, in fourth quarter 2010 due to lower revenue. The company's final fourth quarter 2011 net income and earnings per diluted share amounts are higher than the preliminary results previously announced, reflecting the past sales revenue discussed above.
Fourth quarter 2011 operating expenses were $41.5 million, a decrease of $0.1 million from $41.6 million in fourth quarter 2010. This decrease was primarily due to a reduction in long-term compensation costs, sublicense fees and commission expense partially offset by increases in intellectual property enforcement and non-patent litigation costs. Long-term compensation costs decreased $5.7 million due to a reduction in the accrual rates for two of the performance cycles under the company's Long-Term Compensation Program ("LTCP") from 100 percent to 50 percent, which was due to the impact of the company's strategic alternatives review process on the timing of license agreements. Sublicense fees decreased $4.6 million due to technology solutions agreements that concluded during 2010. Additionally, a $0.7 million decrease in commission expense further contributed to the overall decrease in operating expenses. These and other decreases were partially offset by an $8.4 million increase in intellectual property enforcement and non-patent litigation costs ($10.5 million in fourth quarter 2011 versus $2.1 million in fourth quarter 2010), primarily due to costs associated with the new ITC patent infringement proceeding initiated against Huawei, LG, Nokia and ZTE in 2011. Additionally, increases in personnel-related costs and costs associated with the strategic alternatives review process of $0.8 million and $0.5 million, respectively, further offset the decrease in operating expenses. During 2011, the company increased personnel levels within the company's patent administration, licensing and advanced research groups.
In fourth quarter 2011, the company reported net other expense of $2.7 million, compared to net other income of $0.5 million in fourth quarter 2010. The change between periods primarily resulted from the recognition of $3.7 million of interest expense associated with the company's 2.50% Senior Convertible Notes due 2016 issued on April 4, 2011 (the “Notes”), which was partially offset by increased interest income resulting from higher cash balances in fourth quarter 2011.
The company's fourth quarter 2011 effective tax rate was approximately 31 percent, compared to 37 percent for fourth quarter 2010. The decrease in the effective tax rate was primarily driven by a $1.5 million after-tax benefit related to interest income on a tax refund.
Full Year 2011 Summary
The company's full year 2011 revenue totaled $301.7 million, a 24 percent decrease from $394.5 million reported in full year 2010. The decrease in revenue was primarily due to a $74.9 million decrease in patent licensing royalties from $370.2 million in 2010 to $295.3 million 2011. This decrease is attributable to the absence of $57.5 million in fixed fee royalties from LG and the impact of a high level of past sales revenue of $41.3 million recognized in 2010. Royalties from past sales totaled $13.6 million in 2011 and primarily related to the resolution of audits of existing licensees. Additionally, technology solutions revenue decreased $17.9 million in 2011 from $24.3 million in 2010, primarily due to the absence of revenue from agreements that concluded in 2010 and the deferral of revenue recognition of disputed royalties pending the outcome of the ongoing arbitration proceeding related to one of the company's technology solutions agreements. The decreases discussed above were partially offset by an increase in aggregate per-unit royalties of 10 percent, or $13.4 million, to $146.5 million in 2011 from $133.1 million in 2010 due to strong sales by licensees with concentrations in smartphones. Licensees that accounted for ten percent or more of 2011 total revenue were Samsung (34 percent), RIM (14 percent) and HTC (11 percent).
The company's 2011 net income was $89.5 million, or $1.94 per diluted share, a decrease of 42 percent from $153.6 million, or $3.43 per diluted share, in 2010 due primarily to lower revenue.
For full year 2011, operating expenses were $167.0 million, an increase of $8.3 million, or 5 percent, from $158.7 million in 2010. This increase in operating expense was primarily due to a $14.0 million increase in intellectual property enforcement and non-patent litigation costs ($26.5 million in 2011 versus $12.5 million in 2010), primarily associated with the initiation of the new ITC patent infringement proceeding in 2011. Additionally, increased personnel-related costs within the company's patent administration, licensing and advanced research groups and costs associated with the strategic alternatives review process contributed $6.0 million and $2.1 million, respectively, to the operating expense increase. These and other increases were partially offset by decreases in sublicense fees, long-term compensation, and commission expense. Sublicense fees decreased $7.5 million due to the conclusion during 2010 of certain technology solutions agreements. The $7.0 million decrease in long-term compensation was primarily due to a 2011 net expense reduction of $4.4 million primarily to reduce the accrual rate for two of the LTCP performance cycles from 100 percent to 50 percent, which was driven by the impact of the company's strategic alternatives review process on the timing of license agreements. Additionally, 2010 had a higher level of long-term compensation expense due to the 2010 adjustment of $3.3 million to increase the accrual rate for the LTCP performance cycle that ended in 2010 based on the final payout. Commission expense decreased $3.3 million primarily due to the decline in revenues.
In 2011, the company reported net other expense of $10.1 million as compared to net other income of $2.6 million in 2010. The change between periods primarily resulted from the recognition of $10.9 million of interest expense associated with the Notes and the recognition of $1.6 million for investment impairments in 2011.
The company's 2011 effective tax rate was approximately 28 percent, compared to 36 percent for 2010. The decrease in the effective tax rate was primarily driven by a $6.8 million benefit related to the favorable resolution of tax contingencies and a $1.5 million after-tax benefit related to interest income on a tax refund.
In 2011, the company used $65.3 million in free cash flow1 compared to $103.6 million generated in 2010. This change in free cash flow resulted from lower cash receipts in 2011 compared to 2010, primarily associated with $200 million in cash receipts from Samsung in 2010.
Next Quarter Outlook
"We enter the year with a strong balance sheet and we intend to enhance our position with new patent license agreements and strategic sales of some of our patent assets," commented Scott McQuilkin, Chief Financial Officer. "Moreover, we believe our cash position supports our ability to both capitalize on market opportunities in the wireless industry and support our share repurchase program. We recently resumed share repurchases under our authorized program and, through February 22, have completed approximately 50 percent of the $100 million authorization."

Conference Call Information
InterDigital® will host a conference call on Thursday, February 23, 2012 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full year 2011 performance and other company matters. For a live Internet webcast of the conference call visit www.interdigital.com and click on the link to the Live Webcast on the homepage. The company encourages participants to take advantage of the Internet option.
For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 9:50 a.m. ET on February 23 and ask the operator for the InterDigital Financial Call.
An Internet replay of the conference call will be available on InterDigital's web site in the Investor Relations section. In addition, a telephone replay will be available from 12:00 p.m. ET February 23 through 1:00 p.m. ET February 28. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 7504905.
About InterDigital
InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry's most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world's leading wireless companies.
InterDigital is a registered trademark of InterDigital, Inc.
For more information, visit the InterDigital website: www.interdigital.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our belief that we enter 2012 well-positioned to create value from the expanding wireless ecosystem; (ii) our focus to deliver a solid set of new patent license agreements and generate positive cash flow and profit for the year; (iii) our intention to generate cash flow from the sale of non-core patent assets; (iv) our plan to explore opportunities to leverage some of those non-core assets into strategic partnerships that can create new revenue streams and broaden our footprint in the industry; (v) our plan to continue to create the innovations that will drive the next generation of wireless technologies; (vi) our intention to enhance our balance sheet position with new patent license agreements and strategic sales of some of our patent assets; and (vii) our belief that our cash position supports our ability to both capitalize on market opportunities in the wireless industry and support our share repurchase program. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” "will," variations of any such words or similar expressions are intended to identify such forward-looking statements.
Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new patent license agreements on acceptable terms; (iii) our ability to enter into sales and/or licensing partnering arrangements for certain of our patent assets; (iv) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees and timely receipt and final reviews of quarterly royalty reports from our licensees and related matters; (v) the failure of the markets for our technologies to materialize to the extent or at the rate that we expect; (vi) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings; and (vii) changes or inaccuracies in market projections. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.
Footnotes
1Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company's ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in the company's cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital's computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
REVENUES:
Per-unit royalties	$37,932	$35,653	$146,482	$133,070
Fixed fee amortized royalties	33,610	49,585	135,243	195,848
Past sales	3,038	—	13,649	41,313
Technology solutions revenue	2,376	10,044	6,368	24,314
Total Revenue	76,956	95,282	301,742	394,545

OPERATING EXPENSES:
Patent administration and licensing	21,132	13,605	71,736	58,907
Development	13,561	21,479	63,763	71,464
Selling, general and administrative	6,772	6,551	31,486	28,301
	41,465	41,635	166,985	158,672

Income from operations	35,491	53,647	134,757	235,873

OTHER (EXPENSE) INCOME	(2,677)	529	(10,149)	2,574
Income before income taxes	32,814	54,176	124,608	238,447
INCOME TAX PROVISION	(10,047)	(19,865)	(35,140)	(84,831)
NET INCOME	$22,767	$34,311	$89,468	$153,616
NET INCOME PER COMMON SHARE — BASIC	$0.50	$0.77	$1.97	$3.48
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — BASIC	45,503	44,664	45,411	44,084
NET INCOME PER COMMON SHARE — DILUTED	$0.49	$0.76	$1.94	$3.43
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING — DILUTED	46,055	45,382	46,014	44,824
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.10	$0.40	$0.10

SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net Income before income taxes	$32,814	$54,176	$124,608	$238,447
Taxes paid	(12,787)	(25,597)	(36,593)	(113,820)
Non-cash expenses	10,381	7,537	40,080	27,926
Increase in deferred revenue	9,097	9,735	56,575	81,737
Deferred revenue recognized	(60,300)	(73,897)	(235,513)	(283,012)
(Decrease) increase in operating working capital, deferred charges and other	19,017	(1,175)	16,505	182,645
Capital spending and patent additions	(9,056)	(8,633)	(31,007)	(30,334)
FREE CASH FLOW	(10,834)	(37,854)	(65,345)	103,589

Tax benefit from share-based compensation	2,426	5,391	5,131	7,653
Payments on long-term debt, including capital leases	(73)	(72)	(288)	(584)
Proceeds from issuance of senior convertible notes, net	—	—	221,985	—
Purchase of convertible bond hedge	—	—	(42,665)	—
Proceeds from issuance of warrants	—	—	31,740	—
Dividends paid	(4,548)	—	(18,150)	—
Net proceeds from exercise of stock options	447	10,895	4,497	21,520
Unrealized loss on short-term investments	(15)	(271)	(580)	(315)
NET (DECREASE) / INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(12,597)	$(21,911)	$136,325	$131,863

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	DECEMBER 31,
	2011	2010
ASSETS
Cash & short-term investments	$677,994	$541,669
Accounts receivable (net)	28,079	33,632
Current deferred tax assets	53,990	35,136
Other current assets	8,824	9,119
Property & equipment and patents (net)	145,960	138,649
Other long-term assets (net)	82,121	116,438
TOTAL ASSETS	$996,968	$874,643

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of long-term debt	$180	$288
Accounts payable, accrued liabilities, taxes payable & dividend payable	38,886	43,468
Current deferred revenue	134,087	134,804
Long-term deferred revenue	153,953	332,174
Long-term debt & other long-term liabilities	198,180	10,793
TOTAL LIABILITIES	525,286	521,527
SHAREHOLDERS' EQUITY	471,682	353,116
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$996,968	$874,643

RECONCILIATION OF FREE CASH FLOW TO NET CASH
(USED IN) PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net cash (used) provided by operating activities	$(1,778)	$(29,221)	$(34,338)	$133,923
Purchases of property, equipment, & technology licenses	(1,312)	(782)	(3,835)	(2,520)
Patent additions	(7,744)	(7,851)	(27,172)	(27,814)
Free cash flow	$(10,834)	$(37,854)	$(65,345)	$103,589

Media Contact:	Investor Contact:
Jack Indekeu	Janet Point
jack.indekeu@interdigital.com	janet.point@interdigital.com
+1 (610) 878-7800	+1 (610) 878-7800